Exhibit 99.1

FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has declared a dividend in the amount of $1,395 per share, representing property operations for the quarter ended March 31, 2009.  The dividend will be payable on May 20, 2009 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”).  NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property located in Dallas, Texas, is 100% leased to a single tenant, Tenet Hospitals Limited (“Tenet”).  Tenet’s lease expires on December 31, 2009.  Tenet has committed to a lease in a downtown Dallas building and will be vacating the Company’s property during 2009.  In anticipation of this vacancy and the increasing possibility of a prolonged economic downturn, the Company’s Board of Directors has decided to reduce the amount of the dividend for 2009 in order to build up a reserve that will be allocated to fund operating expenses in the event that the Company’s property remains vacant for an extended period of time.  The Company’s Board of Directors expects that the amount of the dividend that it will distribute for 2009 will be approximately equal to the amount required to maintain the Company’s status as a real estate investment trust, which amount is expected to be similar to this distribution on a quarterly basis.  During 2009, this decrease in dividend should allow the Company to reserve a total of approximately $1.0 million to $1.2 million.  In addition to the amount of money reserved by reducing the dividend, the majority of the original Operating/Capital Reserve of approximately $4.8 million has not been spent and is still available to be allocated to the cost of leasing the Company’s property or to be allocated to fund operating expenses.

As previously reported, management has initiated and has been implementing a marketing strategy for the past few quarters.  The property has been available for showings to prospective replacement tenants.  There have been many inquiries from interested prospects and multiple showings, and the feedback from the prospects in regards to the quality of the property has been encouraging, but no letters of intent or leases have been signed thus far.  If management is successful in finding a replacement tenant (or tenants) before the expiration of Tenet’s lease on December 31, 2009, and if Tenet is willing to downsize, it may be possible to allow Tenet to terminate a portion of its space early.  Once the property is re-leased and stabilized with a longer-term, in-place rental income stream, it is management’s intention to consider a sale of the property.  Any sale of the property in the future would be subject to a number of conditions, including a favorable sales market environment, compliance with any SEC requirements, tax considerations, approval by the Company’s Board of Directors and approval by a majority of the holders of the Company’s common stock and preferred stock.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Galleria North Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
(10/14-12/31)
12/31/2004	$1,451	$1,247,860	6.7%
03/31/2005	$1,909	$1,641,740	7.6%
06/30/2005	$1,907	$1,640,020	7.6%
09/30/2005	$1,908	$1,640,880	7.6%
12/31/2005	$1,926	$1,656,360	7.7%
03/31/2006	$1,986	$1,707,960	7.9%
06/30/2006	$1,979	$1,701,940	7.9%
09/30/2006	$2,000	$1,720,000	8.0%
12/31/2006	$1,954	$1,680,440	7.8%
03/31/2007	$1,965	$1,689,900	7.9%
06/30/2007	$1,943	$1,670,980	7.8%
09/30/2007	$1,942	$1,670,120	7.7%
12/31/2007	$1,995	$1,715,700	7.9%
03/31/2008	$1,947	$1,674,420	7.8%
06/30/2008	$1,919	$1,650,340	7.7%
09/30/2008	$1,860	$1,599,600	7.4%
12/31/2008	$1,744	$1,499,840	7.0%
03/31/2009	$1,395	$1,199,700	5.6%

*Yield based on original offering amount of $86,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.